SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive proxy statement
/ /  Definitive additional materials
/X/  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


                         TEMPLETON CHINA WORLD FUND, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transactions applies:

(2)  Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing party:

(4)  Date filed:





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                                               TEMPLETON CHINA WORLD FUND, INC.

                                               Broward Financial Centre
                                               500 E. Broward Blvd., Suite 2100
                                               Fort Lauderdale, FL 33394-3091
FRANKLIN(R) TEMPLETON(R) INVESTMENTS           Tel  954-527-7500
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE:

For more information, please contact Franklin Templeton Investments at 1-800-342-5236. Members of the media should contact Lisa Gallegos at Franklin Templeton Corporate Communications at 650-312-3395.


                        TEMPLETON CHINA WORLD FUND, INC.
                               ANNOUNCES NEW DATE
                     FOR 2003 ANNUAL MEETING OF SHAREHOLDERS


Fort Lauderdale, Florida, March 7, 2003. TEMPLETON CHINA WORLD FUND, INC. (NYSE:
TCH) ("China World"), a closed-end management investment company, today announced that its 2003 Annual Meeting of Shareholders is anticipated to be held on June 12, 2003, with a record date of April 16, 2003. The Fund had previously announced that it expected to hold its Annual Meeting on March 14, 2003, with a record date of January 3, 2003. As a result, the deadline for submissions of shareholder proposals relating to the 2003 Annual Meeting of Shareholders has changed from the dates specified in the Fund's 2002 proxy statement.

If a shareholder intends to present a proposal for action at China World's 2003 Annual Meeting of Shareholders and wishes to have such proposal considered for inclusion in the Fund's proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the proposal must be submitted in writing and received at the Fund's offices no later than April 1, 2003. The proposal also must meet the other requirements of the rules of the U.S. Securities and Exchange Commission relating to shareholder proposals.

In addition, if a shareholder submits a proposal outside the processes of Rule 14a-8 (to be presented at China World's 2003 Annual Meeting of Shareholders, but not included in the Fund's proxy materials), and China World does not receive written notice of the proposal at its offices by April 1, 2003, then the proxy solicited by the Fund's Board of Directors for the 2003 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the proposal to the persons designated as proxies.

All such proposals must be submitted in writing and received by China World at its offices at 500 East Broward Boulevard, Fort Lauderdale, Florida 33394-3091,
Attention: Secretary, by the dates set forth above.

The Fund's investment advisor, Templeton Asset Management Ltd., is an indirect, wholly owned subsidiary of Franklin Resources, Inc. (NYSE: BEN), a global investment organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management services through its Franklin, Templeton, Mutual Series and Fiduciary Trust subsidiaries. The San Mateo, CA-based company has over 50 years of investment experience and more than $256 billion in assets under management as of January 31, 2003.

                                  ------------

In connection with its 2003 Annual Meeting of Shareholders, Templeton China World Fund, Inc. ("China World") intends to file relevant materials with the U.S. Securities and Exchange Commission ("SEC"), including a proxy statement. Because those documents contain important information, shareholders of China World are urged to read them, when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov. Shareholders can also obtain copies of these documents, when available, for free by calling China World at 1-800-342-5236.

China World, its directors and executive officers and certain other persons, may be deemed to be participants in China World's solicitation of proxies from its shareholders in connection with its 2003 Annual Meeting of Shareholders. Information about the Directors is set forth in the proxy statement for China World's 2002 Annual Meeting of Shareholders. Participants in China World's solicitation may also be deemed to include the following executive officers or other persons whose interests in China World may not be described in the proxy statement for China World's 2002 Annual Meeting of Shareholders: Mark Mobius (President and C.E.O. - Investment Management); Jimmy D. Gambill (Senior Vice President and C.E.O. - Finance and Administration); Charles B. Johnson (Vice President); Rupert H. Johnson, Jr.(Vice President); Harmon E. Burns Vice President); Martin L. Flanagan (Vice President); Jeffrey A. Everett (Vice President); Gregory E. Johnson (President, Franklin Resources, Inc.); John R. Kay (Vice President); Murray L. Simpson (Vice President and Asst. Secretary); David P. Goss (Vice President and Asst. Secretary); Barbara J. Green (Vice President and Secretary); Michael O. Magdol (Vice President - AML Compliance); Bruce S. Rosenberg (Treasurer and Chief Financial Officer); and Holly Gibson Brady (Director of Corporate Communications - Franklin Resources, Inc.).

As of the date of this communication, none of the foregoing participants individually, or as a group, beneficially owns in excess of 1% of China World's common stock. Except as disclosed above, to the knowledge of China World, none of its directors or executive officers has any interest, direct or indirect, by security holdings or otherwise, in China World.

Shareholders may obtain additional information regarding the interests of the participants by reading the proxy statement of China World when it becomes available.

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